SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2004

Monster Worldwide, Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-21571	13-3906555
(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue
New York, NY 10017

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (212) 351-7000

None.

(Former Name or Former Address, if Changed Since Last Report.)

ITEM 7.                                       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)                    Financial Statements.

None.

(b)                   Pro Forma Financial Information.

None.

(c)                    Exhibits

99.1.                        Press Release of Monster Worldwide, Inc. (the “Company”) issued on April 27, 2004, relating to its first quarter 2004 results.

ITEM 12.                                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 27, 2004, the Company announced its results of operations for the quarter and three months ended March 31, 2004. A copy of the Company’s press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Included in the press release issued by the Company and furnished herewith as Exhibit 99.1 are certain non-GAAP financial measures.  The Company believes that certain non-GAAP financial measures, including non-GAAP income from continuing operations, non-GAAP income from continuing operations per share, net cash, free cash flow, EBITDA and adjusted EBITDA are helpful when presented in conjunction with the comparable GAAP measures.  Historically, the Company has grown rapidly, both organically and through acquisitions.  As a result of this growth, the Company has incurred charges to integrate, restructure and reorganize both existing and acquired businesses.  The Company presents non-GAAP income from continuing operations and non-GAAP income from continuing operations per share, which eliminates the effects of business reorganization, spin off and other special charges, net of the tax benefits thereon, to facilitate internal comparisons to the Company’s historical GAAP results. Free cash flow is defined as cash flow from operating activities or operating activities of continuing operations, less capital expenditures.  Free cash flow is considered a liquidity measure and provides useful information about the Company’s ability to generate cash after investments in property and equipment.  Free cash flow is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.  Free cash flow does not reflect the total change in the Company’s cash position for the period and should not be considered a substitute for such a measure.  Net cash is defined as cash and cash equivalents after subtracting total debt.  Net cash is considered a measure of the Company’s liquidity and reflects the amount of cash and cash equivalents that would remain with the Company after paying off its contractual debt obligations.  Net cash also provides information to investors regarding the effect that each period’s borrowings have on the Company’s balance of cash and cash equivalents.  Net cash presented herein is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.  Adjusted EBITDA excludes the effects of business reorganization and other special charges, losses from discontinued operations and the cumulative effect of accounting change.  Adjusted EBITDA is one of the measures that determines the Company’s ability to borrow under its $100 million credit facility.  If the Company failed to meet the required level of adjusted EBITDA as defined in its credit agreement, the lender may terminate the agreement, requiring the Company to repay any outstanding amount.  EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. Furthermore, EBITDA and adjusted EBITDA, as presented above, are non-GAAP financial measures and may not be comparable with similarly titled measures reported by other companies.   Each of these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, income from continuing operations, net income, cash flow from operating activities or other measures of financial performance prepared in accordance with generally accepted accounting principles.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

By:	/s/ Michael Sileck
Michael Sileck
Chief Financial Officer

Dated: April 28, 2004